JOHN HANCOCK BOND TRUST

Abolition of
Class R6 Shares
of Beneficial Interest of
John Hancock High Yield Fund,
a Series of John Hancock Bond Trust

It is hereby stated that:

1. This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on November 29, 1984 under the name Criterion Bond Fund.

2. The present name of the business trust is John Hancock Bond Trust (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3. The Trustees of the Trust, acting pursuant to Article V, Section 5.11 of the Declaration of Trust abolished Class R6 shares of John Hancock High Yield Fund, a series of the Trust (the “Fund”).

4. The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on December 10-12, 2012 to abolish Class R6 shares of the Fund, and that such resolutions (which also apply to other John Hancock business trusts, certain of their series, and related Declarations of Trusts) have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that, in accordance with Article V, Section 5.11 of the Agreements and Declarations of Trust of the Trusts, as may be amended or restated (the “Declarations of Trusts”), the Trustees hereby abolish the Funds and/or Classes of the Funds, as listed below, and the establishment and designation thereof; and

FURTHER RESOLVED, that the officers of the Trusts be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Trusts, to take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

John Hancock Bond Trust	Class
John Hancock High Yield Fund	Class R6 only

IN WITNESS WHEREOF, I have affixed my signature this 18th day of January, 2013.

JOHN HANCOCK BOND TRUST

By:	/s/ Nicholas J. Kolokithas
Name:	Nicholas J. Kolokithas
Title:	Assistant Secretary